Exhibit 99.1

Atossa Therapeutics Details Accelerated FDA Strategy to Advance (Z)-Endoxifen Across Breast Cancer Continuum

Company positioned to pursue expedited regulatory pathways in metastatic, neoadjuvant, and risk-reduction settings

SEATTLE, December 4, 2025 — Atossa Therapeutics, Inc. (Nasdaq: ATOS) (“Atossa” or the “Company”), a clinical-stage biopharmaceutical company focused on transforming breast cancer treatment and prevention, announced the completion of a Type C meeting with the U.S. Food and Drug Administration (“FDA”) on November 17, 2025, to review regulatory strategy for advancing (Z)-endoxifen. During the meeting, the FDA provided the Company feedback on potential expedited regulatory pathways and development options across metastatic disease, neoadjuvant treatment, and breast cancer risk-reduction settings.

The meeting focused on clinical development design, endpoint strategy, and pathways that could support a streamlined registrational approach. Atossa believes the FDA interaction meaningfully clarified potential routes to accelerate clinical development and regulatory review for (Z)-endoxifen, helping to position the Company to pursue a faster and more focused development strategy across multiple breast cancer indications.

“This meeting was a meaningful development milestone for our programs,” said Steven Quay, M.D., Ph.D., Atossa’s President and Chief Executive Officer. “We used this discussion to incorporate FDA feedback into our development planning that could meaningfully shorten our regulatory timeline. We continue to aggressively execute the advancement of (Z)-endoxifen across the breast cancer continuum and toward potential registration pathways.”

This includes multiple high-value clinical settings, including:

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Metastatic breast cancer (mBC): A dose-ranging study is in preparation as part of the Company’s strategy to support registrational development.
•
Neoadjuvant ER+/HER2- breast cancer: Enrollment and data generation continue in the Phase 2 EVANGELINE trial.
•
Breast cancer risk-reduction: Development includes a low-dose strategy targeting mammographic breast density and overall breast cancer risk.

In support of its metastatic breast cancer program, Atossa recently submitted an Investigational New Drug application (“IND”) to the FDA and is awaiting feedback. The Company also anticipates additional IND submissions in 2026 to advance combination strategies and explore opportunities beyond monotherapy and breast cancer.

“Our clinical program is now structured around decisive value-creating milestones,” said Janet Rea, MSPH, Senior Vice President of Research and Development. “We have completed multiple clinical trials involving nearly 800 participants, and are optimistic that this foundation, combined with anticipated upcoming data, and FDA input supports an active push towards multiple regulatory endpoints.”

About (Z)-Endoxifen

(Z)-endoxifen is a highly potent Selective Estrogen Receptor Modulator/Degrader (SERM/D) with demonstrated ability to inhibit and potentially degrade estrogen receptors. It has shown activity even in tumors that have developed resistance to other endocrine therapies. Beyond its anti-estrogenic properties, (Z)-endoxifen also targets the oncogenic signaling pathway, protein kinase C beta 1 (PKCβ1), at clinically achievable blood and tumor levels. (Z)-endoxifen also seems to deliver comparable or superior bone-protective effects relative to tamoxifen.

Atossa is developing a proprietary enteric oral formulation of (Z)-endoxifen that bypasses stomach acid, which would otherwise partially convert the active (Z)-isomer to its inactive (E)-form. We believe this innovation allows for optimal bioavailability and therapeutic integrity. Clinical studies have shown Atossa's (Z)-endoxifen to be well tolerated in both healthy women and those with breast cancer. In nearly 800 adults (healthy volunteers and breast cancer patients) receiving doses up to 360 mg/day, no maximum tolerated dose (MTD) has been identified, supporting continued dose-range exploration.

Atossa's (Z)-endoxifen program is supported by a growing global intellectual property portfolio, including four recently issued U.S. patents and numerous pending applications worldwide.

About Atossa Therapeutics

Atossa Therapeutics, Inc. (Nasdaq: ATOS) is a clinical-stage biopharmaceutical company developing novel therapies in oncology, including (Z)-endoxifen, to improve outcomes for patients across the breast cancer continuum of care. Information about Atossa can be found at the website: https://atossatherapeutics.com/.

Forward-Looking Statements

This press release contains certain information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may identify these forward-looking statements by the use of words such as “expect,” “potential,” “continue,” “may,” “will,” “should,” “could,” “would,” “seek,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “design,” “predict,” “future,” or other comparable words. All statements made in this press release that are not statements of historical fact, including statements regarding the Company's development and regulatory strategy and related milestones, data related to the

(Z)-endoxifen program, the potential indications that the Company may pursue for (Z)-endoxifen, the potential for (Z)-endoxifen to receive regulatory approval, including potential IND and NDA submissions and related timing, benefits of the Company's strategy of pursuing metastatic and other indications for (Z)-endoxifen, the expected design and enrollment of trials and timing of data and related publications, the Company's progress across its pipeline, the strength of the Company's patent portfolio, and the potential market and growth opportunities for the Company, are forward-looking statements. Forward-looking statements in this press release are subject to risks and uncertainties that may cause actual results, outcomes, or the timing of actual results or outcomes, to differ materially from those projected or anticipated, including risks and uncertainties associated with: our ability to successfully execute our strategy to pursue a metastatic breast cancer indication or other indications for our lead program, (Z)-endoxifen; our ability to shorten our clinical development timelines and reduce future clinical development costs through an accelerated registrational path, which is dependent on the timing and outcomes of submissions to and other interactions with the U.S. Food and Drug Administration (FDA); the expected timing and results of releasing data; any variation between interim or preliminary and final clinical results or analysis; actions and inactions by the FDA and foreign regulatory bodies; the outcome or timing of regulatory approvals needed by Atossa, including those needed to continue our planned (Z)-endoxifen trials; our ability to regain and maintain compliance with the continued listing requirements of the Nasdaq Stock Market; our ability to successfully develop and commercialize new therapeutics; the success, costs and timing of our development activities, including our ability to successfully initiate or complete our clinical trials, including our (Z)-endoxifen trials; our ability to establish and maintain intellectual property rights covering our products; the impact of general macroeconomic conditions on our business; our ability to raise capital; and other risks and uncertainties detailed from time to time in Atossa's filings with the Securities and Exchange Commission, including without limitation its Annual Reports on Form 10-K and Quarterly Reports on 10-Q. Forward-looking statements are presented as of the date of this press release. Except as required by law, we do not intend to update any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise. Additionally, the Company notes that FDA feedback does not constitute approval, endorsement, or commitment to any regulatory pathway or timeline.

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ir@atossatherapeutics.com